Exhibit 10.2
2014 INCENTIVE COMPENSATION PLAN
CALENDAR YEAR 2014

Introduction and Purpose
The Board of Directors (the “Board”) of Northern Tier Energy GP, LLC (the “Company”), the General Partner of Northern Tier Energy LP (the “Partnership”) has approved this 2014 Incentive Compensation Plan (the “Plan”). The purpose of the Plan is to encourage the employees of the Company’s subsidiaries, including Northern Tier Energy LLC (“NTELLC”), St. Paul Park Refining Co., LLC (“SPPRC”), Northern Tier Retail LLC (“Retail”), and Northern Tier Oil Transport (“NTOT”) (collectively, the “Northern Tier Entities”) to achieve our business objectives and to enable the Company to attract and retain key employees through the opportunity for performance-related incentive compensation. The Performance Period under this Plan is January 1, 2014, to December 31, 2014.
The Plan is designed to align employee interests with those of our equity owners through a combination of financial and non-cash measures. The primary focus of the financial measures includes earnings before interest, taxes, depreciation, and amortization (“EBITDA”), and achievement of our SG&A and operating budgets. Non-cash measures include such things as individual performance and contribution towards department or entity goals. The Company and its subsidiaries retain the right to exercise full discretion to apply other factors in the payment of any awards under the Plan, both positive and negative. These factors can include such things as safety and environmental performance, operational performance, and/or excellence in special projects or strategic initiatives. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board, in its sole discretion. Senior management of the Northern Tier Entities (“Senior Management”) may make recommendations to the Committee regarding this Plan.
Eligibility*
All regular full-time and part-time “Corporate” (Company),”Refinery” and “Terminal” (SPPRC), “SuperAmerica” (Retail), and “Northern Tier Oil Transport” (NTOT) employees are eligible to participate in the Plan, and references herein to “employee” shall mean any such employee except (a) SuperAmerica employees who work in the SuperAmerica retail stores (b) Northern Tier Bakery (SuperMom’s) employees, (c) NTOT drivers, and (d) employees who are severed under a retention agreement in effect between such employee and NTELLC. These excluded employees are either eligible to participate

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in a separate program bonus plan which is not covered in this Plan document, or are covered by a retention agreement.
Employees participating in the Plan (each, a “Participant”) will cease to participate in the Plan effective on their date of termination, except to the extent set forth herein under “Death or Disability” or “Retirees” regardless of the reason for such termination. Participants must be actively employed on the date that the bonus is paid in order to receive their bonus. Participants must also be in a position that is covered under this Plan at the time of payment. For example, an employee who transfers to a retail store during the year will no longer be eligible to participate under this program. A terminated employee cannot use vacation time after the last day worked as a bridge to the bonus payment date. Contractors or temporary employees are not eligible to participate in this Plan.
Plan Structure
Threshold, Target and Maximum Award Levels
Depending upon the performance of the Partnership and the Northern Tier Entities, as well as the Participants’ individual performance, Participants may generally earn 0% to 150% of their target bonus. Each award level has a “threshold,” “target” and “maximum” level and a corresponding earned bonus level as shown in the table below. Generally, 25% of the bonus dollars available for each Participant are earned upon achieving the “threshold” levels of performance. Actual bonuses increase with improved Partnership performance.

Payout at Threshold Performance Level	Payout at Target Performance Level	Payout at Maximum Performance Level
25% of Target Award	100% of Target Award	150% of Target Award

Participation Levels

Plan participation levels have been established according to a Participant’s grade level. Each participation level is expressed as a target bonus, which is a fixed percentage of annual eligible compensation. The target bonus is not a maximum bonus opportunity, but

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rather the level of bonus the Company believes should be earned for targeted performance levels. Generally, the maximum bonus a Participant may earn is 150% of the target bonus. Either the Committee or Senior Management, as applicable, has the discretion to make exceptions as deemed appropriate in their discretion. Participants may verify their target bonus level with their local human resources representative.
Performance Measures
Performance measures outline the Performance Metrics and Weightings that will be considered in calculating bonus payments. The Weightings will vary depending on the Participant’s specific area of work (Corporate, Refinery, or Retail).

The Company’s Board of Directors has approved the following Performance Metrics and Weightings applicable to such Performance Metrics for 2014:

	Corporate	Refinery	Retail
Financial
Consolidated EBITDA	50%	50%	50%
Cost/Budget Achievement: • Corporate SG&A • Refining Opex & SG&A • Retail Opex & SG&A	30%	30%	30%
Total Financial Weighting	80%	80%	80%
Non-Cash / Other Measures
Individual performance /contribution towards goal	20%	10%	20%
Mechanical Availability (96.7%)		10%
Total Non-Cash Weighting	20%	20%	20%
TOTAL	100%	100%	100%

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Performance Parameters
The Company’s Board of Directors has approved the following Performance Parameters for 2014:

	Threshold 25%	Target 100%	Maximum 150%
EBITDA[1] Cost/Budget Achievement[2]: - Corporate SG&A - Refining Opex SG&A - Retail Opex SG&A	$287.7	$350.7 $55.5 $178.1 $140.0	$413.7

1 - EBITDA measures are pre-bonus, pre-hedge settlements
2 - Defined as run rate SG&A excluding growth initiatives and/or special one-time charges

Eligible Compensation

For purposes of calculating eligible compensation, compensation is defined as an Participant’s base wages and overtime paid in the calendar year. Base wages or salary, along with overtime, shift premiums, call out, training, vacation, and holidays as of December 31st will be used to calculate actual bonuses. Eligible compensation excludes paid items such as allowances, premiums, OI&I, short-term disability, and any bonus payments made. Compensation earned as a college intern, co-op, or consultant is not considered eligible compensation.

Bonus Payout for Senior Management

Senior Management, defined as Vice President level and above, may generally earn 0% to 200% of their target bonus. The Committee maintains the discretion to payout at levels above or below the maximum amount on a case by case basis. All other aspects of the Plan remain in place as with other Participants.

Other Aspects of the Plan
New Hires
Employees hired prior to December 1, 2014, are eligible for an award based on their eligible earnings for 2014. Employees hired between December 1 and December 31, 2014, will not be eligible for an award under the Plan for 2014.
Death or Disability

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In the event of a Participant’s death or permanent disability prior to receiving an award but after termination of the Performance Period, a payment of such award shall be paid to the Participant or to the Participant’s designated beneficiary (or to Participant’s estate in the event the Participant dies without previously having designated a beneficiary in writing to the Company).
Retirees
The Committee in its discretion may grant awards to Participants who retire from service with any Northern Tier Entities. The Committee may use the retiree’s eligible earnings to calculate the bonus payment.
Participant Performance
Those Participants who are rated “Does Not Meet Expectations” during their annual performance review will not be eligible to receive a bonus payment. Participants must be in good standing to be eligible for a bonus.
Payment of Awards
No Participant shall be entitled to an award under the Plan until such award is approved by the Committee (which will generally be within fifteen business days after the outside auditors certify the Partnership’s financial statements). Unless the Committee determines otherwise, a Participant will be eligible to receive an award under the Plan only if such Participant is a regular full-time or part-time employee of the Company at the time such awards are paid to Participants generally.
The Committee has the authority to revise the amount of any bonus payout upward or downward and to eliminate any bonus payout, in its sole discretion, at any time, and without consultation, consent or prior notice to Participants.
Selection of Performance Measures and Their Parameters
The Committee has the authority to modify the Performance Metrics, Weightings and Performance Parameters, in its sole discretion, at any time, and without consultation, consent or prior notice to Participants.
Determinations by Committee are Binding
All determinations with respect to the decisions under this Plan will be made by the Committee. In the event of a disagreement on the meaning or application of either the eligibility requirements or the amount of a bonus to be paid, the Committee’s good faith decision as to the application or interpretation of the terms shall be final and binding. The Committee and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any officer or employee of the Northern Tier Entities, the Company’s legal counsel, independent auditors, consultants or

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any other agents assisting in the administration of this Plan. Members of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to this Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Company with respect to any such action or determination.
No Guarantee of Employment
A Participant’s participation in the Plan does not ensure such Participant’s continued employment with the Company. With the exception of those covered under a collective bargaining agreement, a Participant’s employment continues to be “at will” and may be terminated at any time by the Company, as applicable, with or without cause, or by the Participant, notwithstanding that a Participant’s award under the Plan may thereby be reduced or eliminated.
Modifications to and Revocation of the Plan
The Committee has the authority to modify or revoke the Plan, in its sole discretion, at any time, and without consultation, consent or prior notice to Participants.

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